UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Outdoor Channel Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 4, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Outdoor Channel Holdings, Inc. which will be held at our broadcast facility at 43455 Business Park Drive, Temecula, California, on Wednesday  June 6, 2007 at 9:00 a.m. local time.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of stockholders and Proxy Statement which you are urged to read carefully.

Your vote is important, so even if you plan to attend the meeting, I encourage you to sign, date and return the enclosed proxy promptly in the accompanying reply envelope. This will ensure your vote is counted whether or not you are able to attend. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

We look forward to seeing you on June 6, 2007.

Sincerely,

Perry Massie, Chairman of the Board

Temecula, California

OUTDOOR CHANNEL HOLDINGS, INC
43445 Business Park Drive, Suite 103
Temecula, California 92590

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 6, 2007 AT 9:00 A.M.

Dear Stockholder:

The annual meeting of stockholders of Outdoor Channel Holdings, Inc. will be held at our broadcast facility at 43455 Business Park Drive, Temecula, California, on Wednesday, June 6, 2007 at 9:00 a.m. local time for the following purposes:

1.               To elect two persons to the Board of Directors. The Nominating and Corporate Governance Committee of the Company’s Board of Directors has nominated the following persons for election at the meeting:  Perry T. Massie and T. Bahns Stanley.

2.               To transact such other business that may properly come before the meeting or any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders of record at the close of business on April 25, 2007 will be entitled to vote at the annual meeting and at any adjournment thereof. The transfer books will not be closed. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the offices of Outdoor Channel Holdings, Inc. and at the meeting.

By Order of the Board of Directors,

Perry Massie, Chairman of the Board

Temecula, California
May 4, 2007

ABSTENTIONS AND BROKER NONVOTES WILL BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. IN THE EVENT YOU ARE ABLE TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

TABLE OF CONTENTS

INTRODUCTION
PROPOSAL 1—ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
PRINCIPAL STOCKHOLDERS
MANAGEMENT
REPORT OF COMPENSATION COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2008 ANNUAL MEETING
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
CODE OF CONDUCT AND ETHICS
ANNUAL REPORT ON FORM 10-K
OTHER MATTERS

OUTDOOR CHANNEL HOLDINGS, INC.
43445 Business Park Drive, Suite 103
Temecula, California 92590

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
JUNE 6, 2007

On behalf of the Board of Directors (the “Board”) of Outdoor Channel Holdings, Inc. (the “Company”), we are asking for your proxy to be used at the annual meeting of stockholders to be held on June 6, 2007. The annual meeting will be held at 9:00 a.m. at our broadcast facility at 43455 Business Park Drive, Temecula, California. Stockholders of record on April 25, 2007 are entitled to notice of and to vote at the annual meeting. This Proxy Statement and accompanying proxy materials will be first mailed to stockholders on or about May 4, 2007.

What is the purpose of the annual meeting?

At our annual meeting, the only formal item on which the stockholders will vote is the election of two directors to the Board. In addition, following the formal part of the meeting, management will report on the Company and will respond to questions from our stockholders. An annual report for the year ended December 31, 2006 is enclosed with this Proxy Statement.

Who can vote at the meeting?

Only stockholders of record as of the close of business on the record date, April 25, 2007, are entitled to vote the shares of stock they held on that date. Stockholders may vote in person or by proxy (see “How do I vote” below). Each holder of shares of common stock is entitled to one vote for each share of stock held on the proposal presented in this Proxy Statement. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, will be a quorum for the transaction of business at the meeting. As of the record date, there were approximately 25,838,813 shares of common stock outstanding.

The Board does not know of any matter that is not referred to in this Proxy Statement to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxy will have discretion to vote on such matters in accordance with their best judgment.

All votes will be counted by an inspector of elections appointed for the meeting. The inspector will count separately “yes” votes, “no” votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as “present” when determining whether there is a quorum to transact business. Except for the election of directors, abstentions will have the same effect as “no” votes. However, broker non-votes will not be counted as votes on any proposal.

What is the required vote?

The two people receiving the largest number of votes cast at the annual meeting will be elected as directors. For other matters, if any were to arise, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required for approval.

How do I vote?

If you complete and properly sign the enclosed proxy card and return it as instructed, it will be voted as you indicate on the card. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” through a brokerage or other nominee, you will need to obtain a proxy card from the institution that holds your shares.

All shares represented by a proxy will be voted, and if a stockholder specifies a choice with respect to any item to be acted upon, the shares will be voted in accordance with that choice. If no choice is indicated on the proxy card, the shares will be voted in favor of the election of the nominees for director contained in this Proxy Statement and in the discretion of the proxy holders on any other matter that comes before the meeting.

May I revoke my proxy?

Yes. You may revoke your proxy at any time before it is voted. It may be revoked by taking any of the following actions:

•       delivering a written notice to the Company’s Secretary or Assistant Secretary at its principal office, 43445 Business Park Drive, Suite 103, Temecula, California 92590;

•       delivering a signed subsequent proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

•       attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

Please note, however, that if your shares are held in “street name” through a brokerage or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Who will pay for the costs of solicitation?

The Company will bear the entire cost of solicitation of proxies, including costs incurred in connection with the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders of the Company in relation to the annual meeting. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or telegram.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Outdoor Channel Holdings, Inc. is currently composed of seven members. The Board is classified into three classes of directors serving staggered three-year terms, with one class of directors to be elected at each annual meeting of stockholders. At the 2007 annual meeting, two directors will be elected to hold office for three years or until their successor is elected and qualified. Perry T. Massie and T. Bahns Stanley, who are presently serving as directors, have been nominated for re-election by the Nominating and Corporate Governance Committee of the Board. Unless the returned proxy withholds authority to vote for one or more of the nominees or is a broker non-vote, the shares represented by such returned proxy will be voted for the election of the directors as the Board’s nominees. If a nominee is unable to serve, which is not expected, the shares represented by the returned proxy will be voted for such candidate as may be nominated by the Nominating and Corporate Governance Committee of the Board.

Vote Required

The two candidates receiving the highest number of affirmative votes of the stockholders entitled to vote at the annual meeting will be elected directors of Outdoor Channel Holdings, Inc. Unless otherwise instructed, the proxyholders will vote each returned proxy for the nominees named above for election to the class whose term expires in 2010, or for as many nominees of the Board as possible, such votes to be distributed among such nominees in the manner as the proxyholders see fit.

Nominees and Other Directors

The following table sets forth information regarding the nominees for director and each other person whose terms of office as a director will continue after the meeting.

		Class
		Termination
Name	Age	Year	Position
Perry T. Massie	44	2007	Director—Chairman of the Board
Thomas H. Massie	42	2009	Director—Vice Chairman of the Board, Executive Vice President, Secretary
Roger L. Werner, Jr.	57	2009	Director, President & Chief Executive Officer
Jerry R. Berglund(1)	58	2008	Director
David C. Merritt(1)	52	2009	Director
Elizabeth J. Sanderson(2)	53	2009	Director
Thomas B. Stanley(1),(2)	54	2007	Director

(1)             Member of Audit Committee

(2)             Member of Compensation Committee

Business Experience of Nominees for Election

Perry T. Massie has served as a director of Outdoor Channel Holdings, Inc. since 1984 and Chairman of the Board since 1994. He also has served as its Chief Executive Officer from 1986 to February 2007 and as its President from 1994 to October 2006. From 1986 until 1996, he also served as the Chief Financial Officer of Outdoor Channel Holdings, Inc. Mr. Massie served as Co-President of The Outdoor Channel, Inc. from 1998 to October 2006. Mr. Massie earned a B.S. degree in Mining Engineering from the University of Alaska, Fairbanks. Perry T. Massie is the brother of Thomas H. Massie.

T. Bahnson Stanley has served as a director of Outdoor Channel Holdings, Inc. since January 2004. He is currently a partner in the private equity firm Ellis, McQuary & Stanley, LLC, which acquires and invests in media, technology and service companies. From 1991 to 2003, Mr. Stanley served in various positions for Landmark Communications, Inc. most recently as Executive Vice President—Strategy and Development—The Weather Channel Companies®. While at Landmark, he was responsible for strategy, new business development and operations of various properties, including The Travel Channel and The Weather Channel. From 1985 to 1991, Mr. Stanley held the position of Vice President—Investment Banking with Scott & Stringfellow (now a division of BB&T Corporation). From 1980 to 1985, Mr. Stanley served in various positions within Landmark Communications, Inc. As the Director of Business Development, Cable and Broadcast, Mr. Stanley developed the strategy and tactics to convert The Weather Channel from a free service to a subscriber fee based service. Mr. Stanley earned an MBA from the University of Virginia and a B.A. degree from Duke University.

Business Experience of Director with Term Expiring 2008

Jerry R. Berglund has served as a director of Outdoor Channel Holdings, Inc. since September 2004 and had previously served as a director of The Outdoor Channel, Inc. since 1999. From 1988 to 1996, Mr. Berglund was the primary owner and President of Denpak, a wood product distribution and manufacturing company that he co-founded. In 1996, Denpak was purchased by a subsidiary of Wolseley PLC of Great Britain. Mr. Berglund stayed on as vice-president and consultant until September of 2000. Mr. Berglund actively serves on the Boards of Colorado Uplift and the Foundation for Urban Youth Ministries, both of which are inner city charities for youth in the Denver area. He earned a B.S. degree in Agricultural Economics from the University of California at Berkeley in 1970.

Business Experience of Directors with Terms Expiring 2009

Thomas H. Massie has served as a director and the Secretary of Outdoor Channel Holdings, Inc. since 1984, its Executive Vice President since 1994 and as its Vice Chairman of the Board since 1999. He attended the University of Alaska, Fairbanks, studying business administration. Thomas H. Massie is the brother of Perry T. Massie.

David C. Merritt has served as a director of Outdoor Channel Holdings, Inc. since December 2003. He has served as a director of Charter Communications, Inc., a provider of cable television and other communication services, since July 2003 and as a director of Calpine Corporation, an electrical power provider, since February 2006. Mr. Merritt has been a Managing Director at Salem Partners LLC, an investment banking firm, since October 2003. From January 2001 through April 2003, Mr. Merritt served as Managing Director in the Entertainment Media Advisory Group at Gerard Klauer Mattison & Co., Inc., a company that provides advisory services to the entertainment media industries. He has also served as a director of Laser-Pacific Media Corporation from January 2001 to October 2003. Mr. Merritt was an audit and consulting partner of KPMG LLP for 14 years through 1999. During that time, he served as national partner in charge of the media and entertainment practice. Mr. Merritt holds a B.S. degree in business and accounting from California State University—Northridge.

Elizabeth J. Sanderson has served as a director of Outdoor Channel Holdings, Inc. since September 2004 and had previously served as a director of The Outdoor Channel, Inc. since 1997. Ms. Sanderson has been a practicing attorney since 1981, and has been an interviewer for the Oral History Project of the National Cable Television Center from 1997 to present. Ms. Sanderson served as a director from 1993 to 1997 of the National Cable Television Cooperative and from 1994 to 1995 she served as Chairperson. From 1997 to 1999, Ms. Sanderson served as Chair of TRD Frameworks (formerly known as The Research Department). From 1991 to 1997, Ms. Sanderson served on the Boards of People’s Communications Companies, for rural telephone, fiber-optic and cable plant construction, internet and cellular divisions, and as President of People’s Broadband Communications, a cable television operating company. Ms. Sanderson is a founder of, and is currently serving as the president of, the Farrington Foundation, a private foundation supporting conservation. Ms. Sanderson earned her B.A. after attending Colorado College and the University of Freiburg, Germany and earned law degrees from Pepperdine University and the University of British Columbia.

Roger L. Werner, Jr. has served as a director of Outdoor Channel Holdings, Inc. and as its President since October 17, 2006. He has served as its CEO since February 2007. From 1995 to until 2001, he served as the President and CEO of Speedvision and Outdoor Life Network. From 1990 to 1994, Mr. Werner served as President and CEO of Daniels Programming Ventures, LLC, where he managed Daniels’ interest with Prime Ticket (now Fox Sports West), and Prime Sports Network Group, a joint venture with Liberty Media, along with a number of other sports media properties. From 1982 to 1988 he was the Chief Operating Officer of ESPN, and from 1989 to 1990 he was its Chief Executive Officer. Prior to working at ESPN, he served as a management consultant for McKinsey and Company from 1979 to 1982. Mr. Werner serves on the Board of Directors of Narrowstep Inc., a public company providing broadband television service, and Granahan McCourt Acquisition Corporation, a blank check company that was formed for the purpose of acquiring assets or operating businesses in the telecommunications and media industries. He also serves as Chairman of WATV, a private sports programming and production company. He is a graduate of Trinity College, Hartford, Connecticut and holds an M.B.A. from the University of Virginia.

Board of Directors Meetings

The Board took action by unanimous written consent or held meetings seventeen (18) times during 2006. During 2006, each incumbent director then in office attended at least 75% of the meetings of the Board and committees of the Board on which he or she served which were held during 2006.

Board Committees

The Board currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and may from time to time establish other committees.

Audit Committee.   Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors and reviews our consolidated financial statements and internal controls. The current members of our Audit Committee are Messrs. Berglund, Stanley and Merritt, with Mr. Merritt serving as chairman. The Board has determined that each member of the Audit Committee is independent, as defined in Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules and under Rule 10A-3 promulgated by the Securities and Exchange Commission. The Board has determined that Mr. Merritt is an audit committee financial expert for purposes of the rules and regulations of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available at http://www.outdoorchannelholdings.com under the “Corporate Governance” section. The Audit Committee took action by unanimous written consent or held meetings ten (10) times during 2006.

Compensation Committee.   Our Compensation Committee is responsible for determining, either alone or with the other independent directors, or recommending to the Board, the compensation and benefits of our executive officers and other key employees, administers our stock option plans and establishes and reviews general policies relating to compensation and benefits of all of our employees. The current members of the Compensation Committee are Mr. Stanley and Ms. Sanderson, with Ms. Sanderson serving as chairman. The Board has determined that each member of the Compensation Committee is independent, as defined in Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules. The Compensation Committee took action by unanimous written consent or held meetings sixteen (16) times during 2006.

Nominating and Corporate Governance Committee.   Our Nominating and Corporate Governance Committee is responsible for assisting the Board in identifying prospective director nominees and recommend to the Board the director nominees for each annual meeting of stockholders; recommend members for each Board committee; ensure that the Board is properly constituted to meet its fiduciary obligations to the Company and its stockholders and that the Company follows appropriate governance standards; develop and recommend to the Board governance principles applicable to the Company; and oversee the evaluation of the Board and management. The current members of the Nominating and Corporate Governance committee are Ms. Sanderson and Messrs. Merritt, Stanley and Berglund, with Mr. Berglund serving as chairman. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent, as defined in Rule 4200(a)(15) of the Nasdaq Stock Market Marketplace Rules. The nominating and corporate governance committee was formed in December 2006, and took action by unanimous written consent or held meetings one (1) time during 2006. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, a copy of which is available at http://www.outdoorchannelholdings.com under the “Corporate Governance” section.

Governance

Director Independence.   The Board has determined that except for Perry T. Massie, Thomas H. Massie and Roger L. Werner, Jr., each of the members of the Board is an independent director under the Nasdaq listing standards. The independent directors have two or more regularly scheduled executive sessions per year at which only the independent directors are present.

Director Qualifications.   Our Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on the board of directors consistent with criteria established by such committee. The Nominating and Corporate Governance Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the board of directors or specific qualities or skills that are necessary for one or more of the members of the board of directors to possess. However, the Nominating and Corporate Governance Committee, when considering a potential non-incumbent candidate, will factor into its determination the following qualities of a candidate: professional experience, educational background, including whether the person is a current or former CEO or CFO of a public company or the head of a division of a large international organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our stockholders. In the past, we have not engaged any third party or parties to identify or evaluate or assist in identifying or evaluating potential director nominees although we may do so in the future.

Director Nominations.   Prior to December 2006, the Board did not have a standing nominating committee. As a result, nominees for directors were recommended to the entire Board by the independent directors pursuant to a formal Board resolution regarding such matters. In light of their experience on the Board, the relatively small size of the current Board and the working relationship among the directors, the Board believed that the independent directors were able to properly evaluate the qualifications and suitability of all director nominees.

Since its formation in December 2006, our Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director. Our Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the board of directors, the needs of the board of directors and the respective committees of the Board and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Corporate Governance Committee through stockholders, management, current members of the board of directors or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

The Company has not received director candidate recommendations from its stockholders in the past, and it does not currently have a formal policy regarding consideration of such recommendations. It is anticipated, however, that any recommendations received from stockholders will be evaluated by the Nominating and Corporate Governance Committee in a similar manner that potential nominees suggested by Board members, management or other parties are evaluated.

Stockholder Communications with Board Members.   The Board has previously implemented a process by which stockholders may send written communications directly to the attention of the entire Board or any individual director. Stockholders who wish to communicate with the directors should indicate in their correspondence whether it is directed to an individual director or to the entire Board and should send such correspondence care of the Company’s secretary or assistant secretary at 43445 Business Park Drive, Suite 103, Temecula, California 92590.

Board Member Attendance at Annual Meetings.   The Company’s policy is to encourage directors to attend annual meetings, however, such attendance is not mandatory. All of the directors who were then in office attended the 2006 annual meeting of stockholders.

Compensation of Directors

Directors who are also employees do not receive any fees or remuneration, as such, for service on our Board or any Board committee.

In fiscal years 2006 and 2007, each non-employee director is entitled to receive an annual retainer of $24,000 for service on the Board, $1,000 for each meeting of the Board and $500 for each Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee or non-employee directors meeting attended by the director. In addition, the Chair of the Audit Committee is to receive an annual retainer of $7,500 for serving in that capacity and the Chair of the Compensation Committee is to receive an annual retainer of $2,500 for serving in that capacity.

Pursuant to our Non-Employee Directors Stock Option Plan, each non-employee director receives an option to purchase 125,000 shares of common stock when they initially join the Board. The exercise price of the option is equal to the fair market value of the underlying shares of common stock, and the option vests over a period of three years from the date of grant. Each current non-employee director has received such an option. In December 2006 the Board adopted a policy of granting each non-employee director that number of restricted shares equal to a value of $40,000 on the date of grant after the three year vesting period of the options; such restricted shares vest one year after the date of grant.

Recommendation of the Board

The Board unanimously recommends a vote FOR the election of the above nominees.

AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filings made by us under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent that we incorporate such report by specific reference.

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls over financial reporting and audit functions. The Audit Committee is comprised solely of independent directors as defined in Rule 4350(d)(2)(A)(i) and (ii) of the listing standards for the Nasdaq Global Market.

During 2006, the Company’s management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee provided oversight and advice to management during this process. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as well as the Reports of J. H. Cohn LLP, our independent registered public accounting firm, included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, and (ii) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 as well as the effectiveness of internal control over financial reporting as of December 31, 2006. Finally, the Audit Committee reviewed and discussed with management and J. H. Cohn LLP Auditing Standard No. 2 “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements” issued by the Public Company Accounting Oversight Board.

The Audit Committee of the Board has:

•                  Reviewed and discussed with the Company’s management the audited consolidated financial statements as of and for fiscal year ended December 31, 2006;

•                  Discussed with J. H. Cohn LLP the matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees” as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants; and

•                  Received and reviewed the written disclosures and the letter from J. H. Cohn LLP required by Independence Standard No. 1 “Independence Discussions with Audit Committees” as amended, issued by the Independence Standards Board, and has discussed with J. H. Cohn LLP its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Board has adopted a written Audit Committee Charter, a copy of which is available at http://www.outdoorchannelholdings.com under the “Corporate Governance” section.

Audit Committee

David C. Merritt, Chairman
Jerry R. Berglund
Thomas Bahnson Stanley

Principal Accountant Fees and Services

In connection with the audit of the 2006 financial statements, the Company entered into an engagement agreement with J. H. Cohn LLP which set forth the terms by which J. H. Cohn LLP has performed audit services for the Company.

A representative of J. H. Cohn LLP is expected to be present at the annual meeting. If a representative of J. H. Cohn LLP is present at the annual meeting, he or she will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. It is our practice not to place the selection of our independent registered public accounting firm to a vote of our stockholders.

The following table sets forth the aggregate fees billed to date for the annual and statutory audits for the fiscal years ended December 31, 2006 and 2005, and all other fees paid by the Company during 2006 and 2005 to its principal accounting firm, J. H. Cohn LLP:

	For the years ended
	December 31
	2006	2005
Audit Fees	$535,000	$427,000
Audit-Related Fees	$154,000	137,000
Services for Compliance and Tax Fees	0	0
Totals	$689,000	$564,000

The fees listed under “Audit Fees” above were incurred for service related to the annual audit of the Company’s consolidated financial statements, reviews of interim consolidated financial statements and services that are normally provided in connection with statutory and regulatory filings and engagements. In 2006 and 2005, audit fees also include fees incurred for the audits of management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting. The fees listed under “Audit-Related Fees” above were incurred for service reasonably related to the performance of the audit of our annual consolidated financial statements as well as to consultations regarding internal controls and other accounting matters. There were no other fees billed by J. H. Cohn LLP for services rendered to us, other than the fees for services described above under “Audit Fees” or “Audit-Related Fees” for the fiscal years ended December 31, 2006 and 2005. Our Audit Committee pre-approved all services described above for fiscal year 2006 and has determined that these fees and services are compatible with maintaining the independence of J. H. Cohn LLP. The Audit Committee requires that each service provided by J. H. Cohn LLP be pre-approved by the Audit Committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 31, 2007 (except as otherwise indicated) for:

•                  each of our directors (including Mr. Miller who resigned from the Board in early May 2007);

•                  each of our named executive officers;

•                  each person known by us to be the beneficial owner of more than 5% of our outstanding common stock; and

•                  all of our directors and executive officers as a group (excluding Andrew J. Dale who was no longer employed by us on January 31, 2007).

In the following table, percentage of ownership is based on 25,527,370 shares of common stock outstanding as of January 31, 2007. Except as otherwise indicated below, we believe that each person listed below has sole voting and investment power with respect to the shares owned, subject to applicable community property laws.

	Shares Beneficially
	Owned (2)
Name and Address of Beneficial Owners(1)	Number	Percent
Thomas H. Massie(3)	6,481,302	25.4%
Perry T. Massie(4)	6,472,872	25.4%
Musk Ox Investments, LP(5)	2,873,620	11.3%
Elizabeth J. Sanderson(6)	1,001,499	3.9%
Ray V. Miller(7)	777,784	3.0%
Jerry R. Berglund(8)	568,990	2.2%
Andrew J. Dale(9)	341,558	1.3%
Roger L. Werner, Jr. (10)	522,377	2.0%
William A. Owen(11)	430,500	1.7%
Thomas E. Hornish(12)	138,137	*
David C. Merritt(13)	128,127	*
T. Bahnson Stanley(14)	128,035	*
All directors and executive officers as a group (10 persons)(15)	13,641,723	49.7%
Wasatch Advisors, Inc.(16) 150 Social Hall Avenue Salt Lake City, UT 84111	1,988,863	7.8%
Richard K. Dickson II(17) P.O. Box 2310 Temecula, CA 92593	1,717,997	6.7%
BlackRock, Inc(18) 40 East 52nd Street New York, NY 10022	1,555,427	6.1%
Mazama Capital Management, Inc.(19) One Southwest Columbia Street, Suite 1500 Portland, OR 97258	1,301,200	5.1%

*                    Less than one percent

(1)             Unless otherwise noted above, the business address of each stockholder is c/o Outdoor Channel Holdings, Inc., 43445 Business Park Dr., Suite 103, Temecula, California 92590.

(2)             Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of January 31, 2007, are deemed outstanding for computing the percentage of the persons holding such options but are not deemed outstanding for computing the percentage of any other person.

(3)             Includes shares owned with Mr. Thomas Massie’s wife and in trusts and foundations, and 3,007,900 shares owned by entities owned jointly with Mr. Perry Massie, including Musk Ox Investments, LP. Mr. Thomas Massie disclaims beneficial ownership of the shares owned by such entities except to the extent of his pecuniary interest therein.

(4)             Includes shares owned with Mr. Perry Massie’s wife in trusts and foundations, and 3,007,900 shares owned by entities owned jointly with Mr. Thomas Massie, including Musk Ox Investments, LP. Mr. Perry Massie disclaims beneficial ownership of the shares owned by such entities except to the extent of his pecuniary interest therein.

(5)             Musk Ox Investments, LP is owned equally by Messrs. Perry and Thomas Massie. Its shares are included in both of their total shares since both individuals might be considered to be the beneficial owner of such shares.

(6)             Includes 20,625 shares held in a trust and 437,500 shares subject to options exercisable within 60 days of January 31, 2007. Also includes 60,000 shares held by the Farrington Foundation, a private foundation, of which Ms. Sanderson is the sole director.

(7)             Includes 96,250 shares owned by Mr. Miller’s wife and 331,484 shares subject to options exercisable within 60 days of January 31, 2007. Mr. Miller resigned from the Board of the Company in early May 2007.

(8)             Includes 166,697 shares owned by Mr. Berglund’s wife and children, 75,762 shares held in trusts and 143,165 shares subject to options exercisable within 60 days of January 31, 2007.

(9)             Includes 133,758 shares subject to options exercisable within 60 days of January 31, 2007.

(10)       Includes 300,000 shares subject to options exercisable within 60 days of January 31, 2007.

(11)       Includes 400,000 shares subject to options exercisable within 60 days of January 31, 2007.

(12)       Includes 75,000 shares subject to options exercisable within 60 days of January 31, 2007.

(13)       Includes 125,000 shares subject to options exercisable within 60 days of January 31, 2007.

(14)       Includes 125,000 shares subject to options exercisable within 60 days of January 31, 2007.

(15)       Includes our current directors’ and executive officers’ shares listed above (excluding shares beneficially held by Andrew J. Dale who was no longer employed by us on January 31, 2007) and shares beneficially held by Ray V. Miller; including a total of 1,937,149 shares subject to options exercisable within 60 days of January 31, 2007.

(16)       Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission indicating the number of shares held as of December 31, 2006.

(17)       Based on the most current information the Company has available. Includes shares owned with Mr. Dickson’s wife. Mr. Dickson was previously a director and officer of the Company and resigned all positions with us effective November 13, 2003. Includes 162,500 shares subject to options exercisable within 60 days of January 31, 2007.

(18)       Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission indicating the number of shares held as of December 31, 2006.

(19)       Based on the information contained in a Schedule 13G filed with the Securities and Exchange Commission indicating the number of shares held as of December 31, 2006. Of the 1,301,200 shares beneficially held, Mazama Capital Management, Inc. has the sole power to vote or direct the vote of 709,800 shares, and has sole power to dispose or to direct the disposition of all such shares.

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of our current executive officers. Their respective backgrounds are described below.

Executive Officers and Directors:

Name	Age	Position
Perry T. Massie	44	Director-Chairman of the Board
Roger L. Werner, Jr.	57	President and Chief Executive Officer
William A. Owen	48	Executive Vice President, Chief Financial Officer
Thomas H. Massie	42	Executive Vice President, Secretary and Director-Vice Chairman of the Board
Thomas E. Hornish	48	Executive Vice President, Chief Operating Officer & General Counsel

Perry T. Massie has served as a director of Outdoor Channel Holdings, Inc. since 1984 and Chairman of the Board since 1994. He also has served as its Chief Executive Officer from 1986 to February 2007 and as its President from 1994 to October 2006. From 1986 until 1996, he also served as the Chief Financial Officer of Outdoor Channel Holdings, Inc. Mr. Massie served as Co-President of The Outdoor Channel, Inc. from 1998 to October 2006. Mr. Massie earned a B.S. degree in Mining Engineering from the University of Alaska, Fairbanks. Perry T. Massie is the brother of Thomas H. Massie.

Roger L. Werner, Jr. has served as a director of Outdoor Channel Holdings, Inc. and as its President since October 17, 2006. He has served as its CEO since February 2007. From 1995 to until 2001, he served as the President and CEO of Speedvision and Outdoor Life Network. From 1990 to 1994, Mr. Werner served as President and CEO of Daniels Programming Ventures, LLC, where he managed Daniels’ interest with Prime Ticket (now Fox Sports West), and Prime Sports Network Group, a joint venture with Liberty Media, along with a number of other sports media properties. From 1982 to 1988 he was the Chief Operating Officer of ESPN, and from 1989 to 1990 he was its Chief Executive Officer. Prior to working at ESPN, he served as a management consultant for McKinsey and Company from 1979 to 1982. Mr. Werner serves on the Board of Directors of Narrowstep Inc., a public company providing broadband television service, and Granahan McCourt Acquisition Corporation, a blank check company that was formed for the purpose of acquiring assets or operating businesses in the telecommunications and media industries. He also serves as Chairman of WATV, a private sports programming and production company. He is a graduate of Trinity College, Hartford, Connecticut and holds an M.B.A. from the University of Virginia.

William A. Owen has served as the Chief Financial Officer of Outdoor Channel Holdings, Inc. since November 2003 and as its Controller since July 2004. From 1998 to 2003, he served as Chief Financial Officer of Cruttenden Partners, LLC, an investment firm. In 1999, Mr. Owen also served as Chief Financial Officer and Chief Administrative Officer for E*OFFERING Corp., an on-line investment banking firm developed by Cruttenden Partners, LLC, which was sold to Wit Soundview Corporation in 2000. From 1991 to 1998, Mr. Owen served as Vice President, Corporate Finance for Cruttenden Roth Incorporated, an investment banking firm. From 1990 to 1991, he was a Managing Director for Tuerk & Associates, an investment banking firm. From 1985 to 1989, Mr. Owen was a Vice President for The Geneva Companies, a firm specializing in conducting mergers and acquisitions and business valuations. From 1982 to 1985, Mr. Owen was an auditor for Price Waterhouse, a public accounting firm and earned his CPA certificate. He earned his MBA at the University of California—Irvine and his B.A. degree in Business and Administration from Fort Lewis College.

Thomas H. Massie has served as a director and the Secretary of Outdoor Channel Holdings, Inc. since 1984, its Executive Vice President since 1994 and as its Vice Chairman of the Board since 1999. He attended the University of Alaska, Fairbanks, studying business administration. Thomas H. Massie is the brother of Perry T. Massie.

Thomas E. Hornish has served as General Counsel of Outdoor Channel Holdings, Inc. since December 2004, its Executive VP of Corporate Development since February 2006 and its Chief Operating Officer since March 2007. From February 2003 to December 2004, he served as “Of Counsel” with Paul, Hastings, Janofsky & Walker LLP, an international law firm. Prior to that, he was an associate attorney with Brobeck Phleger & Harrison LLP since 1996. Mr. Hornish is licensed to practice law in California and Illinois, and is also a registered patent attorney. He is a retired, decorated veteran with more than 20 years experience in the U.S. Air Force. Mr. Hornish earned his J.D. degree in 1995 from The Ohio State University, Order of the Coif, while also attending the University of Chicago. He also holds a B.S. degree in chemical engineering from The Ohio State University.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2006 with management. Based on this review and discussion, the Compensation Committee recommended that the CD&A be included in the proxy statement relating to the 2007 annual meeting of stockholders for filing with the SEC.

Compensation Committee

Elizabeth J. Sanderson- Chairperson
T. Bahnson Stanley

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Executive Compensation Objectives and Philosophy

Our executive compensation plan’s objectives are to offer the Company’s executive officers competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance, and to incentivize such executives to remain employed by the Company. To increase short-term and long-term stockholder value, we have designed our executive compensation plan to reward:

•                  company performance as measured by specific financial measures; for example, in establishing 2007 objectives for each of our executives under our Executive Annual Cash Bonus Plan, we have chosen certain profitability targets as a threshold for granting any such cash bonus payments to any executive; and

•                  individual performance as measured against personal goals and objectives that contain quantitative components; such personal goals depend on the position occupied by our executive officers and can include the development and implementation of long-term strategic initiatives; the achievement of financial targets in those departments for which such executive is responsible; ensuring operational excellence within and across the Company’s core services; providing leadership and creating an environment that fosters passion, teamwork and agility within the organization; and building and sustaining long-term relationships with the Company’s affiliates and other customers.

We include a significant equity component in our overall compensation to align the long-term interests of our executives with those of our stockholders. Our compensation plan is designed to encourage success of our executives as a management team, rather than only as individual contributors, by attaining overall corporate goals while at the same time encouraging each executive to attain certain objectives each year. In setting those objectives, we consider the company’s historic performance, the current and anticipated economic conditions in our market place and industry, and the overall strategic plans of the Company.

Role and Authority of Compensation Committee

The Compensation Committee consists of Mr. Stanley and Ms. Sanderson, with Ms. Sanderson serving as its chairman. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and satisfies the independence requirements imposed by the Nasdaq Global Market.

The Compensation Committee is responsible for determining or recommending to the Board of Directors the compensation of the Company’s Chief Executive Officer and executive officers. The Compensation Committee also reviews the compensation of other selected key employees. The Compensation Committee reviews and approves each of the elements of the executive compensation program of the Company and continually assesses the effectiveness and competitiveness of the program. The Compensation Committee also periodically reviews director compensation in conjunction with the Nominating and Corporate Governance Committee.

The Compensation Committee operates under a written charter adopted by our Board. A copy of the charter is available at http://www.outdoorchannelholdings.com under the “Corporate Governance” section. The charter permits the Compensation Committee to select, engage and determine funding for independent counsel and other advisors as it deems necessary and appropriate. In addition, the Compensation Committee may, if it chooses, except in relation to the Chief Executive Officer and other executive officers of the Company, delegate to the management of the Company the power to award compensation packages within the guidelines approved by it. To date, the Compensation Committee has not delegated to management such power.

The Role of our Executives in Setting Compensation

The Compensation Committee on occasion meets with our President and Chief Executive Officer and/or other executives to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Management makes recommendations to the Compensation Committee on the base salary, bonus targets and equity compensation for the executive team and other employees. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Compensation Committee also seeks input from an independent compensation consultant prior to making any final determinations.

Mr. Werner, Mr. Owen, Mr. Hornish and Mr. P. Massie (while he held the office of President and/or CEO of the Company) often attend the Compensation Committee’s meetings, but the Compensation Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses the compensation packages of Mr. P. Massie (as Chairman of the Board), Mr. Werner, Mr. Owen and Mr. Hornish with each of them, but makes decisions with respect to each such executive’s compensation without them present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees.

Elements of Compensation

Executive compensation consists of the following elements:

•                  Base salary;

•                  Annual Incentive Cash Bonus Compensation;

•                  Long-Term Stock-Based Incentive Awards; and

•                  Retirement benefits under a 401(k) plan and other generally available benefit programs.

In 2006, the Compensation Committee retained a compensation consultant, Hewitt and Associates to advise the committee on executive compensation matters, including annual reviews of the compensation packages of our then-current executives and for similar advice on the compensation packages of new executive hires, as applicable. In general, the Compensation Committee requests Hewitt and Associates to provide it with general information regarding executives with similar responsibilities for comparable companies (based on annual revenue and number of employees) and for the same geographic region.

Our target for executive base salaries and overall compensation is at the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, however, the Compensation Committee will consider the experience and skills of each specific executive in determining his or her compensation package with the Company and make exceptions as it deems necessary in the best interest of the Company and its stockholders. We feel that the base salaries we offer our executives, combined with our short and long-term incentive plans and other benefits, will enable us to attract and retain talented executives.

With the exception of Mr. Werner, the Company does not have an employment agreement with any of its executive officers.

Base Salary

The base salary for each executive is set on the basis of (i) industry experience, knowledge and qualification, (ii) the salary levels in effect for comparable positions within the Company’s principal industry marketplace competitors and the local area, and (iii) internal comparability considerations. The base salary for each executive is initially established through negotiation at the time the officer is hired, taking into account such officer’s scope of responsibilities, qualifications, experience, prior salary and competitive salary information within our industry, if available. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of her or his sustained performance against individual goals, including leadership skills and the achievement of high ethical standards, the individual’s impact on the Company’s business and financial results, current salary in relation to the salary range designated for the job, experience, demonstrated potential for advancement, and an assessment against base salaries paid to executives for comparable jobs in the marketplace. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies. However, in some circumstances, we may agree to a base salary in excess of such median if it is determined to be in the best interest of the Company and its stockholders to do so.

Base salary is intended to reflect individual performance and is designed to be generally competitive with salary levels in the industry and local area. Base salary is paid to attract and retain our executives and to provide them with a level of predictable base compensation that is competitive among comparable companies and that allows them to devote their full time, dedicated efforts to the Company. Because base salary, in the first instance, is set at the time the executive is hired, it is largely market-driven and influenced by the type of position occupied, the level of responsibility, experience and training of each executive, and the base salary at his or her prior employment. Annual adjustments to base salary, if any, are influenced by the individual’s achievement of individual goals, the Company’s achievement of its financial goals, and information from the Compensation Committee’s advisors and are designed to assure that we remain competitive.

Annual Cash Bonus Compensation

The Company maintains an annual cash bonus program for executives to serve as a vehicle for retaining executives of the Company and sustaining exceptional performance. The annual cash bonus program is an important component of the Company’s overall competitive compensation package. The Compensation Committee developed and approved specific performance targets for fiscal year 2006 under the Executive Annual Cash Bonus Plan (the “Bonus Plan”) previously adopted by the Compensation Committee, in which certain executive officers including Messrs. Perry Massie, Thomas Massie, Owen, Hornish and Dale participated during fiscal 2006.

Generally, cash bonuses are paid only if the Company achieves certain profitability targets, and then each executive officer participating in the Bonus Plan is eligible to receive a certain portion of his annual salary if specific individual performance targets are met. The payment of an award under the Bonus Plan is generally conditioned upon the participant’s employment on a full-time basis by the Company through the bonus payment date. The Compensation Committee retains the sole and absolute discretion to determine any bonuses paid pursuant to the Bonus Plan, and also retains the right to pay the executives a fully discretionary bonus, up to a specified maximum amount, even if the Company’s profitability targets are not met.

For fiscal 2006, the specific performance targets selected by the Compensation Committee were: (i) increasing the number of subscribers to The Outdoor Channel; (ii) improving ratings of the programming shown on The Outdoor Channel; (iii) analyzing and planning certain strategic initiatives; (iv) ensuring all financial and legal reports are timely prepared and filed with the SEC, if appropriate; (v) producing new shows to be aired on The Outdoor Channel; and (vi) increasing the carriage of Outdoor Channel 2 HD.

In December 2006, the Compensation Committee compared the actual performance of the Company and each of the executives to the previously established performance targets for the year to determine the bonuses, if any. In making such comparisons and determinations, the Compensation Committee reviewed the most current 2006 financial projections of the Company to determine whether the profitability target of the Company had been met and to determine whether some of the individual executives’ targets had been met. The Compensation Committee then reviewed other targets for each executive that were more subjective and, after reviewing each executive’s performance, used its discretion to determine whether such targeted performance had been met. Finally, the Compensation Committee reviewed all other extenuating circumstances and considerations to determine the total bonus, if any, each executive should be paid. Except as noted in the following table, bonuses for fiscal 2006 for the Company’s named executive officers were paid 40% in December 2006 and 60% in March 2007. The following table shows the 2006 targeted cash bonus and the amount actually earned for each named executive officer.

	Targeted 2006	Amount of 2006
Named Executive Officer	Bonus (maximum)	Bonus Earned
Mr. Perry Massie	$75,000	$45,938
Mr. Thomas Massie	$67,500	$28,688
Mr. Roger L. Werner(1)	—	—
Mr. Owen	$80,235	$70,284	(2)
Mr. Hornish	$94,500	$64,260
Mr. Dale	$125,000	$15,000	(3)

(1)             Mr. Werner joined the Company in October 2006 and was not eligible for any 2006 incentive cash bonus. Mr. Werner was paid a cash bonus of $300,000 upon joining the Company in 2006.

(2)             Mr. Owen agreed to accept $59,084 as full payment of his 2006 cash bonus in exchange for increased cash bonuses to other employees in the Company’s accounting and finance department.

(3)             Mr. Dale received 100% of such bonus in December 2006.

In March 2007, the Compensation Committee set the profitability targets and specific performance targets that will be used to determine bonuses, if any, under the Bonus Plan for fiscal 2007. Whether any bonuses will be paid depends on actual performance during fiscal 2007 compared to the set goals. The specific performance targets set for fiscal 2007 include the following: (i) achieving targeted revenues and profitability; (ii) increasing the number of subscribers to The Outdoor Channel; (iii) planning and executing on certain strategic initiatives; (iv) implementing a re-branding, and improving the quality of The Outdoor Channel; and (v) ensuring all financial and legal reports are timely prepared and filed with the SEC.

The following table shows the 2007 targeted cash bonus for each named executive officer.

	Targeted 2007
Named Executive Officer	Bonus (maximum)
Mr. Perry Massie	—	*
Mr. Thomas Massie	—	*
Mr. Roger L. Werner	$150,000
Mr. Owen	$90,000
Mr. Hornish	$101,250
Mr. Dale	—	*

*                    Not eligible for a 2007 incentive cash bonus.

Payments under our Bonus Plan are based on achieving both personal and corporate goals. Personal goals are established for each executive and support our overall corporate goals. Wherever possible, personal goals contain quantitative components. An executive officer’s failure to meet some or all of these personal goals can affect the bonus amount or preclude participation in the Bonus Plan altogether. We believe that offering significant potential income in the form of cash bonuses allows us to attract and retain executives that will maximize value for our stockholders and strive towards the achievement of such goals.

We pay annual bonuses to reward the achievement of clearly defined but shorter-term performance goals. We believe that such bonuses provide incentive to achieve our goals, and we carefully align our goals with our stockholders’ interests by measuring them, whenever possible. Such measurements may be in the form of revenue and income or other financial objectives as well as other metrics. We set performance goals that we believe can be achieved, but that require excellence in personal and company-wide performance. We also believe that the competitive environment in our industry and geographic location necessitates the inclusion of bonus elements in our compensation program in order to retain and attract talented executives. Bonus levels are set based on our review of the company’s annual business plan and financial performance objectives. After estimating the likely financial results of the business plan as submitted by management and approved by the Board, we set financial goals based on those estimated results in terms of revenue, income or other financial measurements and other metrics. We allocate a percentage of these potential incremental improvements to executive bonuses. We set the minimum performance thresholds that must be reached before any bonus will be paid at levels that we believe are achievable, but that will take significant effort and skill to achieve the Company’s annual strategic business plan objectives. Because we wish to provide incentives for the best performance attainable, we purposefully omit upper bonus amount limits in some cases.

Long-Term Stock-Based Incentive Awards

Our long-term stock-based incentive awards to executives and employees consist of stock options, restricted shares and performance units, and since 2004 have been granted under our 2004 Long-Term Incentive Plan. The objective of these awards is to advance the longer-term interests of our stockholders and our executive officers and to complement incentives tied to annual performance. Our stock options, restricted shares and performance units have been established to provide our executive officers with incentives to help align their interests with the interests of stockholders. We have not adopted stock ownership guidelines. Currently, neither the Board nor its Compensation Committee has delegated authority to any member of management to grant any equity awards.

The executive’s vesting rights to equity awards are generally negotiated at the time of initial hiring and at the time of any additional awards. Currently our equity awards vest over various periods ranging from three to seven years on a monthly or annual basis or upon the attainment of specified objectives. If options are granted to an executive, each option is generally exercisable over a five-year period following its grant unless the executive’s employment terminates prior to such date. The number of equity awards granted to an executive is also dependent on the number of shares available in the equity award pool, the number of awards already granted and vested to each individual executive, and information concerning the equity award granting practices of comparable companies.

The Compensation Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates.

The majority of our equity awards are granted to our executive officers at the time of hire. However, we may also grant an equity award upon such executive’s promotion and/or as part of an annual review.

New Hire Equity Award Grant Process for Executives.   For newly hired executive officers, the Compensation Committee determines the number, structure and vesting schedule of equity awards to be granted based on input it receives from its advisors on such packages to similarly situated executives and recommendations by the CEO and other directors. If the Compensation Committee grants the equity awards prior to the executive’s hire date, the effective date of the grant is the executive’s first day of employment or, if the stock market is closed on that day, the next business day when the market opens. If options are granted to such executive, the exercise price is established on the grant date and vesting commences on the same date. If the grant does not occur prior to the executive’s hire date, the grants are effective and vesting commences on the day such awards are made by the Compensation Committee. If options are awarded, the exercise price of each option grant is the fair market value of the underlying shares at the time of grant. The fair market value of such underlying shares is determined by the closing price of our stock as of the date of the grant or the most recently available closing price at the time of grant.

Other Equity Awards Grant Process.   For non-executive employees, we generally consider whether to make any equity awards during our annual employee review process, and we make grants related to promotions when the need arises. The grant date, vesting date and exercise price all are established as described above. All equity awards granted to our executive officers and employees are currently approved by the Compensation Committee. Grants made in connection with promotions or for other reasons related to executive retention are made by the Compensation Committee either by unanimous written consent or at meetings. The grants are effective and vesting commences on the day of the grant. If options are awarded, the exercise price of each option grant is the fair market value of the underlying shares at the time of grant. The fair market value of such underlying shares is determined by the closing price of our stock as of the date of the grant or the most recently available closing price at the time of grant.

Non-Employee Director Equity Awards Grant Process.   Upon first joining the Board, non-employee board members automatically receive an option to purchase up to 125,000 shares under our Non-Employee Director Stock Option Plan. This option vests over three years as follows: a) 40% of the total number of shares covered by the option shall vest on the three-month anniversary of the grant date, and (b) 20% of the total number of shares covered by the option shall vest on each of the first, second and third anniversary of the grant date. In addition, after such option becomes 100% vested, each non-employee director is awarded under our 2004 Long-Term Incentive Plan a grant of that number of shares of restricted stock determined by dividing $40,000 by the closing price of our common stock on the date of grant by the Compensation Committee, which shall be as soon as practicable after the date on which the option discussed above fully vests.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

Each executive is eligible to receive vacation and healthcare benefits that are generally available to all employees of the Company. The amount of vacation for which each executive is eligible is generally negotiated at the time of initial hiring and currently ranges from three to four weeks. Each executive is also eligible to receive benefits in the form of medical, dental and vision insurance coverage.

The Company maintains a tax-qualified 401(k) plan, which provides for broad-based employee participation. Under the 401(k) plan, all employees of the Company are eligible to receive matching contributions from the Company that are subject to vesting over time. The matching contributions for the 401(k) plan for the 2006 plan year was $.50 for each dollar on the first 6% of each participant’s pretax contributions, and was generally calculated and paid on a payroll by payroll basis subject to applicable Federal limits, and subject to vesting. After each year, the Company reviews and reconciles each participant’s pretax contributions and the Company’s matching contributions in order to comply with applicable laws. The Company does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) plan.

We intend to continue to maintain our current benefits for our executive officers, including medical, dental and vision insurance coverage and the ability to contribute to our 401(k) plan; however, the Compensation Committee in its discretion may revise, amend or add to the executive officers’ benefits if it deems it advisable. The benefits currently available to the executive officers are also available to our other employees, except that the Company provides medical, dental and vision insurance coverage to the named executive officers that includes coverage for their spouses and dependents. At times, we may also pay the relocation, housing or commuting costs of our employees, including our executive officers.

Compensation of Chief Executive Officer

We have entered into an employment contract with our President and Chief Executive Officer Roger L. Werner, Jr. We base the total compensation of our CEO largely upon policies and criteria similar to those used for our other executive officers.

Roger L. Werner, Jr. became our President effective October 17, 2006 and our Chief Executive Officer effective February 16, 2007. Werner’s base salary for 2006 was $300,000 per annum, and he received a cash bonus of $300,000 as an initial incentive to join the company. In setting Mr. Werner’s salary, bonus and equity compensation awards, the Company received advice from Hewitt and Associates on competitive packages for similarly situated companies and also considered Mr. Werner’s experience with emerging growth cable network companies and the knowledge and skills he could bring to the management team. As a part of Mr. Werner’s initial compensation package, he was granted awards of stock options, restricted shares and performance units, all with dates of grant of October 16, 2006. The terms of Mr. Werner’s employment agreement and these equity awards are set forth in the Section entitled “Employment Arrangements and Change in Control Arrangements” below.

Waiving or Modifying Performance Goals

We exercise reasonable discretion in modifying performance goals when unanticipated events, such as market or regulatory changes, the need to adjust business plans or individual assignments or areas of responsibility, or the loss of key personnel have made the achievement of previously set individual or company-wide performance goals impossible or significantly more difficult. We believe that the failure to adjust goals in such circumstances could lead to justified disappointment and the potential departure of key personnel we wish to retain. If performance goals are restated because of unanticipated events, we may adjust the bonus and option elements of the executive compensation plan. Any such adjustments would generally continue to include, as a prerequisite, the executive’s meeting her or his individual performance goals, and the company’s achievement of revised, measurable financial goals such as revenue or earnings.

Accounting and Tax Considerations

Internal Revenue Code Section 162(m) precludes the Company from deducting certain forms of non-performance-based compensation in excess of $1,000,000 to named executive officers. To date, we have not exceeded the $1,000,000 limit for any executive, and the Compensation Committee has not defined a policy that all compensation must be deductible. However, since equity-based awards comprise a significant portion of total compensation, the Compensation Committee has taken appropriate steps to preserve deductibility for such awards in the future, when appropriate.

Although the Board and Compensation Committee also consider the accounting effect resulting from an executive’s compensation package, such consideration is not a definitive or decisive factor. The Board and its Compensation Committee believes it designs and structures its executives’ compensation packages in a way to hire extremely capable and highly motivated executives that can favorably impact the Company and its stockholders.

Post-Termination Compensation and Benefits

The Company does not have employment agreements or severance agreements with any of its executive officers other than the employment agreement with Mr. Werner and change in control severance agreements with each of Messrs. Owen and Hornish, each as described under the section entitled “Employment Arrangements and Change in Control Arrangements” below. The Board and Compensation Committee have reviewed these agreements along with outside advisors including the advisor to the Compensation Committee and the Company’s outside legal counsel. The Board and Compensation Committee believe that granting such benefits are necessary in order to incentivize such executives to initially join the Company and/or remain employed by the Company, and in exchange, the Company benefits from receiving a full release of claims by such executive upon the termination of employment. In addition, each executive must agree to not solicit any of the Company’s employees or disparage the Company for that period during which the executive is receiving such benefits.

Salary and Bonus in Proportion to Total Compensation

Because of the congruence of interest by our executives and our stockholders in sustained, long-term growth of the value of our stock, we seek to keep cash compensation generally in line with market conditions and use equity awards as a means for our executives to obtain better than average compensation for extraordinary performance.

Executive Compensation

The following table provides information regarding the compensation earned during the fiscal year ended December 31, 2006 by our chief executive officers, our chief financial officer and our three other most highly compensated executive officers who were employed by us as of December 31, 2006. We refer to our chief executive officers, chief financial officer and these other executive officers as our “named executive officers” elsewhere in this document.

SUMMARY COMPENSATION TABLE

						Non-Equity
				Stock		Incentive Plan	All Other
Name and		Salary	Bonus	Awards(1)	Option	Compensation	Compensation		Compensation
Principal Position	Year	($)	($)	($)	Awards(1) ($)	($)	($)		($)
Perry T. Massie, Chairman	2006	169,196	—	—	—	45,938	5,969	(2)	221,103
Thomas H. Massie, Executive VP	2006	150,000	—	—	—	28,688	4,921	(2)	183,609
Roger L. Werner, Jr., President & CEO	2006	63,461	300,000	126,042	540,165	—	2,495,977	(3)	3,525,645
William A. Owen, Executive VP & CFO	2006	181,963	—	629	751,638	59,084	6,191	(2)	1,000,159
Thomas E. Hornish, Executive VP, COO & GC	2006	210,879	—	208,500	158,588	64,260	5,750	(2)	648,631
Andrew J. Dale, Former CEO of The Outdoor Channel, Inc. (4)	2006	250,000	—	—	301,425	15,000	6,600	(2)	573,025

(1)             Computed in accordance with FAS 123(R), but ignoring any forfeiture rate that would be applicable in such computations. See Note 11 to Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2006 for assumptions made in these valuations.

(2)             Represents the Company’s matching portion of contributions to our 401(k) Plan on behalf of the Named Executive Officer.

(3)             Represents the compensation charge computed in accordance with FAS 123(R) for Performance Unit Awards, but ignoring any forfeiture rate that would be applicable in such computations. See Note 11 to Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2006 for assumptions made in this valuation.

(4)             As of January 2, 2007, Mr. Dale was no longer employed by the company. He is currently providing consulting services to the company.

Grants of Plan-Based Awards

Plan-based equity awards granted to our named executive officers are generally incentive stock options to the extent permissible under the Internal Revenue Code. The exercise price per share of each option granted to our named executive officers was the closing price of our stock on the date of the grant or if no such price is available at the time of grant then the most recent closing price available. All equity awards were granted under our 2004 Long-Term Incentive Plan, as amended.

The following table presents information concerning grants to each of the named executive officers during 2006.

											Grant
									All Other		Date
								All Other	Option		Fair
								Stock	Awards:	Exercise	Value of
								Awards:	Number of	or Base	Stock
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Number of	Securities	Price of	and
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Shares of	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	($/Sh)	($/Sh)
Perry T. Massie	2/6/06	—	45,938	75,000	—	—	—	—	—	—	—
Thomas H. Massie	2/6/06	—	28,688	67,500	—	—	—	—	—	—	—
Roger L. Werner, Jr.	10/16/06	—	—	—	—	—	—	—	300,000	12.10	5.40
	10/16/06	—	—	—	—	—	—	150,000	—	—	12.10
	10/16/06	—	—	—	—	400,000	400,000	—	—	—	11.59
	10/16/06	—	—	—	—	400,000	400,000	—	—	—	11.19
William A. Owen	2/6/06	—	59,084	80,235	—	—	—	—	—	—	—
	6/3/06	—	—	—	—	—	—	—	10,000	12.58	6.06
	6/3/06	—	—	—	—	—	—	500	—	—	12.58
Thomas E. Hornish	2/6/06	—	64,260	94,500	—	—	—	—	—	—	—
	6/3/06	—	—	—	—	—	—	—	10,000	12.58	6.06
Andrew J. Dale	2/6/06	—	15,000	125,000	—	—	—	—	—	—	—

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2006, including the value of the stock awards.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market or
			Incentive					Awards:	Payout
			Plan					Number of	Value of
			Awards:				Market	Unearned	Unearned
	Number of	Number of	Number of			Number of	Value of	Shares,	Shares,
	Securities	Securities	Securities			Shares or	Shares or	Units or	Units or
	Underlying	Underlying	Underlying			Units of	Units of	Other	Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
Perry T. Massie	—	—	—	—	—	—	—	—	—
Thomas H. Massie	—	—	—	—	—	—	—	—	—
Roger L. Werner, Jr.	300,000	—	—	12.10	10/16/11	141,666	1,817,575	—	—
	—	—	—	—	—	—	—	300,000	3,849,000
	—	—	—	—	—	—	—	400,000	5,132,000
William A. Owen	62,500	—	—	11.60	11/13/08	—	—	—	—
	337,500	100,000	—	11.60	11/13/08	—	—	—	—
	—	10,000	—	12.58	6/03/11	500	6,415	—	—
Thomas E. Hornish	68,750	56,250	—	13.90	12/13/09	45,000	577,350	—	—
	—	10,000	—	12.58	6/03/11	—	—	—	—
Andrew J. Dale	113,758	—	—	0.9231	12/7/07	—	—	—	—
	20,000	80,000	—	14.50	4/25/11	—	—	—	—
	—	100,000	—	14.50	4/25/12	—	—	—	—
	—	100,000	—	14.50	4/25/13	—	—	—	—

Option Exercises and Stock Vested at Fiscal Year End

The following table presents certain information concerning the exercise of options and vesting of restricted stock by each of the named executive officers during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Perry T. Massie	—	—	—		—
Thomas H. Massie	—	—	—		—
Roger L. Werner, Jr.	—	—	108,334	(1)	1,406,925	(1)
William A. Owen	—	—	—		—
Thomas E. Hornish	—	—	15,000	(2)	193,950	(2)
Andrew J. Dale	108,000	1,299,985	—		—

(1)            Represents gross amounts received from the vesting of Restricted Shares and the settlement of Performance Units being earned; in connection with such vestings Mr. Werner returned an aggregate of 35,924 of such shares, equal to a value of $466,434, back to the company in satisfaction of statutory tax withholdings.

(2)            Represents gross amount received from the vesting of Restricted Shares; in connection with such vesting Mr. Hornish returned 5,363 of such shares, equal to a value of $69,344, back to the company in satisfaction of statutory tax withholdings.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Arrangements and Change in Control Arrangements

On October 16, 2006, the Company entered into a written employment agreement with our President and Chief Executive Officer, Roger L. Werner, Jr.  The agreement continues for a term of three years and may be terminated by either party without cause at any time for any reason, subject to the payment of certain amounts as set forth below.  On November 9, 2006, the agreement was amended to provide that Mr. Werner will be appointed to the position of the Company’s Chief Executive Officer as of the date immediately following the date the Company has filed its Form 10-Q for the quarter ending on September 30, 2006.

The terms “Cause” and “Good Reason” as used in the following discussion and table below are defined in Mr. Werner’s employment agreement and have the meanings generally described below.  You should refer to Mr. Werner’s employment agreement for the actual definitions.  The term “Change in Control” as used in the following discussion and table below is defined in the Company’s 2004 Long-Term Incentive Plan and has the meaning generally described below.  You should refer to the 2004 Long-Term Incentive Plan for the actual definition.

“Cause” generally means the executive has:

•                  deliberately refused to perform his duties;

•                  breached his duty of loyalty to the Company;

•                  been convicted of a felony;

•                  willfully breached any fiduciary duty that has a material detriment to the Company’s reputation or business;

•                  been found liable in any SEC or other civil or criminal securities law action that the Board determines will have a detrimental effect on the Company’s reputation or business;

•                  entered into a cease and desist order with respect to any action which would bar executive from service as an executive officer or member of a board of directors of any publicly-traded company;

•                  obstructed or impeded or failed to cooperate with any investigation authorized by the Board or any governmental or self-regulatory authority; or

•                  been disqualification by any governmental or self-regulatory authority from serving in the capacity contemplated by the agreement.

“Good Reason” generally means that, without the executive’s express written consent:

•                  his responsibilities have been significantly reduced or a change has been made in his reporting position;

•                  his base salary, target annual incentive or benefits have been reduced;

•                  the Company has purportedly terminated him for Cause without first satisfying the procedural protections as required by the employment agreement;

•                  any successor to the Company has not assumed the obligations under his employment agreement; or

•                  he has been reassigned to a location more than fifty (50) miles away.

“Change in Control” generally means that:

•                  at least fifty percent (50%) of the Company’s common stock has been acquired by one person or persons acting as a group;

•                  the majority of the Board of Directors consists of individuals other than those serving as of the date of the Company’s 2004 Long-Term Incentive Plan or those that were not elected by at least two-thirds (2/3) of those directors;

•                  there has been a merger, reorganization or consolidation of the Company in which at least fifty percent (50%) of the combined post-merger voting power of the surviving entity does not consist of the Company’s pre-merger voting power; or

•                  the Company is liquidating, transferring or selling all or substantially all of its assets.

Pursuant to the terms of the agreement, Mr. Werner is entitled to a base salary, currently $300,000 per year.  The base salary is subject to annual review by the Board of Directors or the Compensation Committee and may be adjusted in the sole discretion of the Compensation Committee.  Mr. Werner is eligible to receive annual cash incentives payable for the achievement of performance goals established by the Board of Directors or Compensation

Committee, and during the term of the agreement, Mr. Werner’s target annual incentive will not be less than 50% of his base salary.  In addition, Mr. Werner was granted nonstatutory stock options to purchase 300,000 shares of Company common stock under the Company’s 2004 Long-Term Incentive Plan (the “Plan”) at an exercise price equal to the closing price per share on the Nasdaq Global Market for the common stock of the Company on the effective date of the agreement.  The options vest at a rate of 40% on the 90th day after the effective date of the agreement, and an additional 60% thereafter in equal monthly installments beginning four months after the effective date such that the option is 100% vested on October 16, 2009, assuming Mr. Werner’s continued employment with the Company on each scheduled vesting date.  Mr. Werner was also granted 150,000 shares of restricted stock under the Plan.  The restricted stock vests in equal monthly installments beginning on the effective date of the agreement such that the entire 150,000 shares are 100% vested on October 16, 2009 assuming Mr. Werner’s continued employment with the Company on each scheduled vesting date.  Finally, Mr. Werner was granted 800,000 performance units under the Plan that vest in nine installments based on the price of the Company’s common stock.  For example, two installments of 50,000 units each vest, as applicable, on the 20th trading day following the date on which the per share closing price of Company common stock, as traded on Nasdaq, reaches a price equal to $11.96 and $12.46, respectively, if (i) the average closing price per share of Company common stock over the 20-trading day period is equal to or greater than $11.96 and/or $12.46, as applicable, and (ii) such a target is reached and such average maintained within the four (4) year performance period beginning on the date of the agreement.

In the event Mr. Werner’s employment with the Company terminates for any reason, Mr. Werner will be entitled to any (a) unpaid base salary accrued up to the effective date of termination; (b) unpaid, but earned and accrued annual incentive for any completed fiscal year as of his termination of employment; (c) pay for accrued but unused vacation; (d) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Mr. Werner (e) unreimbursed business expenses required to be reimbursed to Mr. Werner, and (f) rights to indemnification Mr. Werner may have under the Company’s Certificate of Incorporation, Bylaws, his employment agreement, or separate indemnification agreement, as applicable.

If Mr. Werner’s employment is terminated by us without Cause or he resigns for Good Reason, in addition to the above, Mr. Werner will receive continued payment of his base salary (at a rate equal to 135% of such base salary) for the longer of (i) one (1) year or (ii) the remaining period of the initial three year term (the “Base Severance”).  If Mr. Werner’s employment is terminated by us without Cause or he resigns for Good Reason prior to October 16, 2007, Mr. Werner will receive, subject to his signing a release of all claims, a lump sum payment equal to $2,400,000 reduced by the Base Severance and the price of any performance units that have vested to Mr. Werner on account of a Change in Control.  If after October 16, 2007 the Company terminates Mr. Werner’s employment without Cause or Mr. Werner resigns for Good Reason, then 100% of the options and 100% of the shares of restricted stock granted to Mr. Werner shall vest upon such termination.

In the event that the severance payments and other benefits payable to Mr. Werner constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Werner’s severance and other benefits shall be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Werner on an after-tax basis of the greatest amount of benefits.  In addition, if a Change in Control occurs and the Company terminates Mr. Werner’s employment without Cause or Mr. Werner resigns for Good Reason prior to October 16, 2007, then the Company will also pay a limited “gross-up” payment sufficient to pay the excise tax and any additional federal or state taxes arising from such payment.  However, this “gross-up” payment will be limited in amount so as to only guarantee Mr. Werner an amount equal to at least $1,800,000 (after all taxes and after taking into account (i) any severance payments, (ii) all base salary and signing bonus paid prior to the Change in Control, (iii) the value of restricted stock which has vested prior to the Change in Control, (iv) the value of vested performance units and (v) the gross-up payment).

The severance payments and other benefits will be subject to Mr. Werner entering into (and not subsequently revoking):  (1) a release of claims agreement; (2) a non-compete, non-solicitation and non-disparagement agreement that would be in effect during the period in which Mr. Werner receives severance payments and (3) the Company’s standard form of confidential information, intellectual property, non-competition and non-solicitation agreement.

The following table represents potential payouts to Mr. Werner upon termination of his employment pursuant to the terms of his employment agreement. The payouts assume the triggering event indicated occurred on December 31, 2006, at which time the closing price of our common stock was $12.83 per share.  These payouts are determined for SEC disclosure purposes and are not necessarily indicative of the actual amounts the executive will receive.  This table assumes that all earned and accrued base compensation was paid in full prior to December 31, 2006.

Termination of Employment

Compensation and Benefits	Voluntary Resignation	For Cause	Resignation for Good Reason	Involuntary Without Cause	Involuntary or Resignation for Good Reason After Change-in-Control	Due to Death or Disability
Base Salary	$0	$0	$2,400,000	$2,400,000	$2,400,000	$0
Annual Incentive	$0	$0	$0	$0	$0	$0
Equity Awards
•Stock Options	$0	$0	$0	$0	$0	$0
•Restricted Shares	$0	$0	$0	$0	$0	$0
•Performance Units	$0	$0	$0	$0	$0	$0
280G Tax Gross-Up	$0	$0	$0	$0	$0	$0

On February 14, 2007, the Company entered into Change of Control Severance Agreements with William A. Owen, Executive Vice President and Chief Financial Officer, and Thomas E. Hornish, Executive Vice President and Chief Operating Officer, providing that if within twelve months following a Change of Control of the Company such executive resigns for Good Reason or is involuntarily terminated without Cause, then in exchange for a full release of claims such executive shall receive certain benefits including twelve months of base salary and an amount equal to the sum of (A) an amount equal to the executive’s annual incentive at the target level applicable during the year of executive’s termination, and (B) an additional amount equal to the current year’s annual incentive pro-rated to the date of termination.

The terms “Cause” and “Good Reason” as used in the discussion of Messrs. Owen and Hornish’s severance agreements and table below are defined in their agreements and have the same meanings generally discussed above for Mr. Werner’s employment agreement.  You should refer to the severance agreements for the actual definitions.  The term “Change of Control” as used in the discussion of Messrs. Owen and Hornish’s severance agreements and table below is defined in the severance agreements as “Change in Control” as defined in the Company’s 2004 Long-Term Incentive Plan and has the same meaning generally discussed above for Mr. Werner’s employment agreement.  You should refer to the severance agreements and the 2004 Long-Term Incentive Plan for the actual definition.

The following table represents potential payouts to Messrs. Owen and Hornish upon termination of employment without Cause or for Good Reason following a Change of Control pursuant to the terms of their severance agreements and assumes such agreements were effective as of, and the termination of employment occurred on, December 31, 2006 in connection with a Change of Control.  The payout for continuation of health care benefits is an estimate of the cost the Company would incur to continue those benefits.

Termination upon a Change of Control

Compensation and Benefits	William A. Owen	Thomas E. Hornish
Base Salary	$178,000	$205,000
Annual Incentive	$160,200	$184,500
Health Care Benefits	$16,611	$15,726

The stock option and restricted share agreements of our Named Executive Officers generally provide that, in case of a Change in Control of the Company, all options and restricted shares then outstanding shall become fully vested.  However, the vesting of the options and restricted shares held by Mr. Werner only accelerate if a Change in Control occurs after October 16, 2007.  Based on a closing price of $12.83 per share of our common stock as of December 31, 2006, the value of such unvested options and restricted shares that would vest in such case for our named executive officers, if such Change in Control were to occur on December 31, 2006, was:

Name	Options	Restricted Shares
Perry T. Massie	—	—
Thomas H. Massie	—	—
Roger L. Werner, Jr.	—	—
William A. Owen	$125,500	$6,415
Thomas E. Hornish	$2,500	$577,350
Andrew J. Dale	—	—

Non-Employee Director Compensation

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our Board of Directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jerry R. Berglund	53,000	—	209,000	—	—	262,000
David C. Merritt	63,000	—	253,600	—	—	316,600
Ray V. Miller (2)	58,000	—	209,000	—	—	267,000
Elizabeth J. Sanderson	55,999	—	209,000	—	—	264,999
Thomas B. Stanley	78,500	—	265,100	—	—	343,600

(1)             Computed in accordance with FAS 123(R), but ignoring any forfeiture rate that would be applicable in such computations. See Note 11 to Consolidated Financial Statements in the Company’s Form 10-K for the year ended December 31, 2006 for assumptions made in these valuations.

(2)             Mr. Miller resigned from the Board of Directors in early May 2007.

Compensation Committee Interlocks and Insider Participation

Mr. Stanley and Ms. Sanderson serve on the Compensation Committee of our Board of Directors.  No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 21, 2006, the Company entered into a Separation Agreement and Release (the “Separation Agreement”) with Mr. Andrew J. Dale, formerly CEO and Co-President of the Company’s wholly owned subsidiary, The Outdoor Channel, Inc.  The Separation Agreement provides that Mr. Dale’s employment with the Company shall end on January 2, 2007, and Mr. Dale will then continue providing services to the Company for 12 months pursuant to a consulting agreement.  Furthermore, under the terms of the Separation Agreement, the Company will, among other things, make bi-weekly payments to Mr. Dale for twelve months amounting to an aggregate of $300,000; will reimburse Mr. Dale his payments for COBRA health care coverage for a period of up to 36 months or until he has secured other employment, whichever occurs first; will reimburse Mr. Dale his payments for life insurance coverage through December 31, 2009; and will reimburse Mr. Dale up to $10,000 for his attorney fees in connection with the Separation and Consulting Agreements.  In addition, Mr. Dale agreed to release the Company from any known or unknown claims he may have against the Company as of January 2, 2007.  The Consulting Agreement, dated December 21, 2006 between the Company and Mr. Dale, provides that in exchange for $8000 per month, Mr. Dale will make himself available up to five days each month to perform assignments requested by the Company.

In 2005, we had two lease agreements regarding a portion of our administrative facilities with Musk Ox Properties, LP, a stockholder of ours and which in turn is owned by Messrs. Perry T. Massie and Thomas H. Massie, each of whom is a director and officer and a major stockholder of the Company. These two lease agreements required aggregate monthly rent payments of approximately $20,949, and our rent expense paid to Musk Ox Properties, LP for 2005 totaled an aggregate of $251,390. These two lease agreements expired December 31, 2005, and effective as of January 1, 2006, we renewed our real estate lease with Musk Ox Properties, LP by entering into a new lease agreement. The new lease agreement is for an initial five-year term plus two option periods of two to five years, each as determined by the Company if exercised. Monthly rent payment is approximately $29,106 in 2006, and increases three percent per year during the term of the lease, and our rent expense paid to Musk Ox Properties, LP for 2006 totaled an aggregate of $349,272.

In March 2007, we entered into a one year agreement with Narrowstep Inc., a company on which Mr. Werner serves as a member of its board of directors, for broadband video delivery and associated services.  After the first year, this agreement may be extended.  Amounts payable by us to Narrowstep during the first year is approximately $80,000.

Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with each of our directors and officers.

In addition, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for certain breaches of the directors’ fiduciary duty.  Each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit, for unlawful payment of dividends and for unlawful stock purchases or redemptions.  This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

All future transactions between us and our officers, directors, principal stockholders and affiliates will be approved by our audit committee or another independent body of our Board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR THE 2008 ANNUAL MEETING

All stockholder proposals and director nominations for the 2008 annual meeting must be submitted in accordance with the procedures set forth in our bylaws.

If a stockholder wants us to consider including a proposal in our proxy materials for the 2008 annual meeting, pursuant to Rule 14a-8 under the Exchange Act the stockholder must submit the proposal no later than January 4, 2008.  If the proposal complies with all of the requirements of Rule 14a-8, we will include it in the Proxy Statement and set it forth on the form of proxy issued for the 2008 annual meeting. Any such stockholder proposals should be directed to the attention of the Company’s Secretary or Assistant Secretary at our headquarters at 43445 Business Park Drive, Suite 103, Temecula, California 92590.

With respect to any proposal that a stockholder intends to present at the 2008 annual meeting but is not submitted for inclusion in our proxy materials pursuant to Rule 14a-8, the proxy for such annual meeting will confer discretionary voting authority to vote on such stockholder proposal unless we are notified of such proposal no later than March 13, 2008 and the proponent complies with all applicable requirements set forth in Regulation 14A under the Exchange Act.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities.  The Company believes that, during 2006, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements, with the exceptions noted below.

•                  A late Form 4 report was filed for William A. Owen on June 8, 2006 to report the acquisition of an option to purchase 10,000 shares of the Company’s common stock and the acquisition of 500 shares of restricted stock, effective June 3, 2006.

•                  A late Form 4 report was filed for Thomas E. Hornish on June 8, 2006 to report the acquisition of an option to purchase 10,000 shares of the Company’s common stock, effective June 3, 2006.

•                  A late Form 4 report was filed for Roger L. Werner on November 30, 2006 to report the return of 1,698 shares of common stock to the Company in satisfaction of statutory tax withholdings, effective November 16, 2006.

In making these statements, the Company has relied solely upon its review of the copies of reports furnished to the Company, or representations that no annual Form 5 reports were required to be filed.

CODE OF CONDUCT AND ETHICS

The Board has adopted a code of conduct and ethics that applies not only to our principal executive officer, principal financial officer and principal accounting officer as required by the Securities and Exchange Commission, but also to all of our employees and directors. The full text of the code is published on our web site at www.outdoorchannelholdings.com in the “Corporate Governance” section. If we make any amendments to, or grant any waivers of, a provision of the code of conduct and ethics applicable to our principal executive officer, principal financial officer or principal accounting officer, we intend to disclose such amendment or waiver on our website. Information on our website, however, does not form a part of this proxy statement.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including the consolidated financial statements and the financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1 of the Exchange Act, is included with this proxy statement. You may also obtain copies of exhibits to the Form 10-K, but we may charge a reasonable fee to stockholders requesting such exhibits. If you would like copies of any of the exhibits to the Form 10-K, you should direct your request in writing to us at our address set forth on the first page of this Proxy Statement, attention: Thomas E. Hornish, General Counsel.

OTHER MATTERS

The Board does not intend to present any items of business other than those stated in the Notice of Annual Meeting of stockholders. If other matters are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

By Order of the Board of Directors,

Perry Massie, Chairman of the Board

Annual Meeting Proxy Card

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE NOMINEES LISTED.

A	Election of Directors
1.	Proposal to elect the following listed nominees as directors of Outdoor Channel Holdings, Inc.:

		For	Withhold		For	Withhold
	01 – Perry T. Massie	☐	☐	02 – T. Bahnson Stanley	☐	☐

2.	In their discretion to vote upon such other business or matters which may properly come before the meeting, or any adjournment(s) or postponement(s) thereof.

B	Non-Voting Items

Change of Address- Please print new address below.

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please date this proxy and sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If there is more than one trustee, all should sign. All joint owners should sign.

Date (mm/dd/yyyy)	Signature 1 – Please keep signature within the box	Signature 2 - Please keep signature within the box

Proxy - Outdoor Channel Holdings, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OUTDOOR CHANNEL HOLDINGS, INC. AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

The undersigned stockholder of OUTDOOR CHANNEL HOLDINGS, INC., a Delaware corporation, hereby acknowledges the receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders to be held on Wednesday, June 6, 2007, at 9:00 a.m., at 43455 Business Park Drive, Temecula, California 92590 and hereby appoints PERRY T. MASSIE, and THOMAS H. MASSIE, or either of them, acting singularly, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at said Annual Meeting, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote, if then and there personally present.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND IN ACCORDANCE WITH THE PROXYHOLDER’S DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

(CONTINUED AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE)